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                                                                     EXHIBIT 11

                         ABBOTT LABORATORIES AND SUBSIDIARIES

                   CALCULATION OF FULLY DILUTED EARNINGS PER SHARE

              (Dollars and Shares in Millions Except Per Share Amounts)


                                                    THREE MONTHS ENDED MARCH 31
                                                    ---------------------------
                                                       1997              1996
                                                    --------           ---------
1.     Net earnings                                 $  534.8           $  480.1
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2.     Average number of shares outstanding            774.0              785.8
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3.     Earnings per share based upon average
       outstanding shares (1 divided by 2)          $    .69           $    .61
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4.     Fully diluted earnings per share:

       a. Stock options granted and outstanding for
          which the market price at quarter-end
          exceeds the option price                      27.8               27.8
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       b. Aggregate proceeds to the Company from
          the exercise of options in 4.a.           $  926.6           $  786.6
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       c. Market price of the Company's common
          stock at quarter-end                      $  56.13           $  40.75
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       d. Shares which could be repurchased
          under the treasury stock
          method (4.b. divided by 4.c.)                 16.5               19.3
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       e. Addition to average outstanding shares
          (4.a. - 4.d.)                                 11.3                8.5
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       f. Shares for fully diluted earnings per
          share calculation (2. + 4.e.)                785.3              794.3
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       g. Fully diluted earnings per share
          (1. divided by 4.f.)                        $  .68           $    .60
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